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CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

Ki Yong Choi

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Ki Yong Choi Sends Letter to Cryo-Cell Stockholders

Largest Stockholder Recommends Voting for a New Direction

Vote the Gold Proxy Card to Elect an Experienced, Dedicated Board of Directors

June 19, 2012 -- Ki Yong Choi, who owns 2,186,568 shares of common stock of Cryo-Cell International, Inc. (OTCBB: CCEL), or approximately 18.4% of the company's outstanding shares, today issued the following letter to stockholders of Cryo-Cell.

WE BELIEVE THE CURRENT MANAGEMENT TEAM IS SERVING THEIR OWN
SELF-INTERESTS INSTEAD OF SERVING THE NEEDS OF STOCKHOLDERS

CRYO-CELL’S LARGEST STOCKHOLDER IS COMMITTED TO ACTING IN THE
BEST INTEREST OF ALL STOCKHOLDERS

Dear Fellow Cryo-Cell Stockholder:

I have launched a proxy contest to elect a slate of experienced Board members to chart a new direction for the company. I care deeply about the success of the company. I have been involved with Cryo-Cell for over six years and I am the company’s largest stockholder. My primary objective in this proxy contest is to ensure that the company realizes its potential and brings the greatest possible value to ALL of its stockholders. The current management team and new Board have been in place since August 25, 2011 and we feel that they have largely failed to implement the plan they set forth in their proxy, mismanaged the company’s operations and assets, and used their position and Board control to enrich and entrench themselves at the stockholder’s expense.

LAST QUARTER’S EARNINGS RESULTS SHOW A DETERIORATING FINANCIAL CONDITION

•	Cash decreasing at an alarming rate. During the last fiscal quarter, cash and securities held by the company decreased by $3.0 million, a decrease of 41%[i]. Cash is a vital asset to run and grow a business and this is a disturbing rate of cash depletion. To make matters worse, the Board just tripled the size of the share repurchase program to 3 million shares[ii]. If they were to repurchase all the shares that are authorized, we believe the company would run its cash balance to zero[iii].
•	Mismanagement is already causing substantial losses. In their last fiscal quarter, the company reported a net loss of approximately $1.7 million, a result that was more than $1.9 million worse than the same quarter last year[iv].
•	Lavish stock option grants consistent with dramatic expense increases. Despite this considerable earnings decrease, the company’s stock compensation expense in the last quarter was 339% higher than the same quarter last year[v].
•	Increased marketing spending yet decreased revenue. Despite increasing spending on sales and marketing initiatives in the last fiscal quarter, the company reported a 7% decrease in revenue and a 26%[vi] decrease in specimens processed, as compared to the same quarter last year. We believe new specimen collection is a key indicator of the company’s future revenue, and therefore the health of the company. Increasing spending on sales and marketing and getting a worse result is the quintessence of management ineffectiveness.

MANAGEMENT ACTIONS INDICATE TO US THAT THEY ARE MOTIVATED
TO ENRICH THEMSELVES AT THE OTHER STOCKHOLDERS’ EXPENSE

•	Without an executive search, the current directors chose inexperienced co-CEOs. Immediately upon taking control of Cryo-Cell last year, the Portnoy brothers had the Board appoint themselves as co-CEOs. No executive search was conducted and neither of the brother co-CEOs has ANY EXPERIENCE running a life science company or a public company.
•	Spending on executive compensation increased. Despite stating in their 2011 proxy that they would “reduce executive cash compensation,” the Board-approved compensation package gave the brother co-CEOs a base salary that exceeds the prior CEO’s by more than $50,000[vii].
•	Excessive stock option grants. After three months on the job, the Board granted the brother co-CEOs 400,000 stock options with an exercise price of $1.72 per share. These options will fully vest over two years regardless of performance[viii]. That’s right! There are no performance-based vesting conditions in the co-CEO brothers’ options.
•	Repaid themselves proxy contest costs from failed 2007 proxy contest and 2011 proxy contest. As one of their first acts, the Board approved repayment of more than $500,000 to the co-CEOs for their proxy contest litigation in 2007 and their proxy contest costs in 2011[ix]. The litigation costs from 2007 stem from a suit brought by the Portnoys to force a special election in which the Portnoys ultimately lost their proxy campaign. Given the poor leadership the company has had since last year’s annual meeting, we believe these reimbursements have been a waste of capital.
•	Ridiculous perks abound. Co-CEO David Portnoy’s principal place of employment is the company’s headquarters, but he maintains the option to work from his residence in Miami, Florida. Of course, commuting expenses are paid by the company when he is not working from home. We do not see any reasonable justification for this added expense.

IF YOU RE-ELECT THE CURRENT BOARD,

WE BELIEVE THE COMPANY’S FINANCIAL RESULTS WILL ONLY
DETERIORATE FURTHER

IMMEDIATE CHANGE IS NEEDED

The brother co-CEOs have taken steps that convince us it will only get worse IF YOU APPROVE MANAGEMENT’S PROXY. They are eligible to earn up to 100% salary bonus – that’s $425,000 – for the coming year. The current Board has authorized a 3X increase of the share repurchase program which, if implemented, will result in further depletion of cash. The Board has already adopted an increase of the stock option pool by 2.5 million shares[x] and now they are asking the stockholders to approve the plan to enable additional incentive options to be made to insider Directors, which we believe will likely result in more undeserved rewards for management in addition to those already granted. To reiterate, the current Board added 1.5 million shares to the equity award pool in December, 2011 and then six months later, after they had already granted all 1.5 million awards, added another million. These awards authorized by the Board, if fully issued, would potentially DILUTE CURRENT STOCKHOLDER OWNERSHIP BY 22%[xi]. The only way for stockholders to stop the current board from granting additional highly dilutive equity awards to insiders is to replace it with our independent nominees. Because the company is not yet on a national stock exchange with listing rules, even if stockholders vote AGAINST adoption of the 2012 Equity Incentive Plan, the Board could still grant these additional options. Hence, it is imperative that you vote FOR all our nominees on the GOLD proxy card.

In short, the current Board and management have largely failed to deliver on the promises in their proxy campaign and we believe the damage to Cryo-Cell is already evident. The fact that the Board and management approved what we believe to be egregiously costly employment contracts, excessive stockholder dilution and squandering of cash shows a blatant disregard for stockholder value. We believe their history of self-enrichment and mismanagement has adversely affected Cryo-Cell’s P&L as well as its cash position and book value. If we do not act now, by the time we get our next chance, the company may be beyond saving.

STOCKHOLDERS DESERVE THE DEDICATION OF AN EXPERIENCED TEAM
FOCUSED ON STOCKHOLDER VALUE FOR ALL STOCKHOLDERS

I have been running my own business since 1992 and have been a long-term investor in Cryo-Cell. I have carefully chosen a well-rounded group of independent Director nominees with whom I have no existing business relationship. Each Director brings important industry expertise, contacts and the kind of specialized experience that we believe is required to drive stockholder value for Cryo-Cell. As a team, we are completely dedicated to turning around Cryo-Cell.

From past experience, being a Cryo-Cell Board member with minority representation, I learned that making a measureable impact on the company’s direction requires a majority position on the Board. I was recently offered two Board seats by the brother co-CEOs to end this proxy campaign, but felt I had to decline because it still left me without the ability to have a substantial influence to make positive change for the company. I am running a slate of qualified independent Board members that would allow our team to positively impact the direction of the company.

Stockholders deserve a definitive plan that will deliver value for ALL stockholders and not just the co-CEOs. If elected, my nominees and I will focus on the following:

•	Immediately recruit ONLY one qualified and experienced Chief Executive Officer. To be clear, I am not going to become CEO of Cryo-Cell. The Board would engage a leading recruiting search firm to identify qualified CEO candidates. In the interim, Dr. Warren Hoeffler expects to serve as the interim Chief Executive Officer until a full-time successor is nominated. Dr. Hoeffler is the founder and CEO of Xgene Corporation, a life sciences consulting firm. Our goal is to identify and recruit a qualified independent Chief Executive Officer.

•	Focus on and improve the core business of cell storage. We believe there are currently available stem cell and cell freezing technologies that can be licensed to potentially expand Cryo-Cell’s product line and increase operating revenue.
•	Carefully manage the company’s cash. Our Board slate, with new management, will determine the best strategy for Cryo-Cell to strengthen the company. This will include evaluating alternate uses of cash for R&D and potential acquisitions that should enable Cryo-Cell to grow the business.
•	Curtail needless spending and dilution. Immediately stop spending money on unnecessary expenses, stock options, stock repurchases and incentives for unqualified executives.

YOU CAN MAKE A DIFFERENCE IN CRYO-CELL’S FUTURE

Time is short. No matter how many or how few shares you own, it is important that you return the GOLD proxy card and vote in favor of electing us to represent you in the boardroom. You should wait to receive the definitive proxy materials and proxy card that will be mailed to you. You SHOULD NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to you on behalf of Cryo-Cell.

What should you do now? Once you receive a GOLD proxy card, vote to elect directors who will work for all of Cryo-Cell’s stockholders by signing and returning the GOLD proxy card.

If you have already returned a proxy card, you have every right to change your vote by signing and returning a later-dated GOLD proxy card once it is provided to you.

As the largest stockholder and a person who cares about Cryo-Cell, I vow to work tirelessly to get the company back on track. I thank you and look forward to your support.

Ki Yong Choi

Investor Contact:

Alliance Advisors LLC.

Call Toll Free: (877) 777-2338;

Banks and Brokers Call Collect: (973) 873-7700.

[i] For the fiscal quarter ended February 29, 2012 and the fiscal year ended November 30, 2011, the company had approximately $4.3 million and $7.3 million, respectively, in cash, cash equivalents, marketable securities and other investments, not including restricted cash.

[ii] Per SEC Form 8-K filed June 7, 2012.

[iii] As of the end of its last reported quarter, ended February 29, 2012, Cryo-Cell had approximately $4.3 million in cash and marketable securities and more than 2.5 million shares left in its stock repurchase program. Were the company to repurchase all shares at the current stock price of $2.36, its cash and securities balance would be completely exhausted.

[iv] For the quarter ended February 29, 2012, company recorded a net loss of approximately $1.7 million and, for the quarter ended February 28, 2011, the company recorded net income of approximately $0.2 million.

[v] For the quarter ended February 29, 2012, company recorded stock option expense of $259,000 and, for the quarter ended February 28, 2011, the company recorded stock option expense of approximately $59,000.

[vi] Per SEC Form 10-Q filed April 16, 2012, page 21.

[vii] Per SEC Form PRER14A filed June 15, 2012, page 18, 20 and 21.

[viii] Per SEC Form PRER14A filed June 15, 2012, page 20 and 21.

[ix] Per SEC Form 10-Q filed April 16, 2012, page 18.

[x] Per SEC Form PRER14A filed June15, 2012, page 26.

[xi] Per SEC Form PRER14A filed June 15, 2012, there are 11,180,458 shares outstanding.

In connection with his intended proxy solicitation, Ki Yong Choi intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit stockholders of Cryo-Cell International, Inc. MR. CHOI STRONGLY ADVISES ALL STOCKHOLDERS OF CRYO-CELL INTERNATIONAL, INC. TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH DEFINITIVE PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Ki Yong Choi, Gary Weinhouse, Michael W. Cho, Warren Hoeffler, Michael D. Coffee and Ajay Badlani. Certain of these persons hold direct or indirect interests in Cryo-Cell International, Inc. as follows: Mr. Choi holds of record or beneficially a total of 2,186,568 shares of Cryo-Cell International, Inc.’s common stock and Dr. Michael W. Cho is the record holder of 14,166 shares of Cryo-Cell International, Inc.’s common stock. Messrs. Choi, Weinhouse, Cho, Hoeffler, Coffee and Badlani each have an interest in being nominated and elected as a director of Cryo-Cell International, Inc. Information about the participants has been set forth in the preliminary proxy statement filed by Mr. Choi with the SEC on June 19, 2012 and will be included in Mr. Choi’s definitive proxy materials.